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                                                                     Exhibit 3.4

                          CERTIFICATE OF DESIGNATION OF
                                 PREFERRED STOCK
                                       OF
                              INNOPET BRANDS CORP.


                  InnoPet Brands Corp. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware,

                  DOES HEREBY CERTIFY:

that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, and pursuant to the provisions of
Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors, by unanimous written consent of its members, filed with the minutes of the Board of Directors, adopted a resolution providing for the issuance of a series of shares of Series B Preferred Stock, which resolution is as follows:

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Company be and hereby is created, such series of Preferred Stock to be designated Series B Cumulative Convertible Preferred Stock, to consist of shares, par value $100 per share, which shall possess the rights and preferences set forth below:

                  Section 1. Designation and Amount. The shares of such series shall have a par value of $100 per share and shall be designated as Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock" or the "Series B Preferred Shares") and the number of shares constituting the Series B Preferred Stock shall be Forty Thousand (40,000). The Series B Preferred Stock shall be issued for and shall be deemed to have an original issue price of $100 per share.

                  Section 2. Rank. The Series B Preferred Stock shall rank: (i) prior to all of the Company's common stock, $.01 par value per share (the "Common Stock" or the "Common Shares"); (ii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Preferred Stock of whatever subdivision (collectively, with the Common Shares, "Junior Securities"); (iii) on parity with the Company's previously designated Series A Preferred Stock; and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").





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                  Section 3. Dividends. The Series B Preferred Stock will bear a cumulative dividend equal to 8% per annum, payable quarterly. Dividends shall accrue on each share of Series B Preferred Stock from day to day from the date of initial issuance through the date of each share's conversion. The dividend is payable, at the Company's sole option, by the issuance of shares of Common
Stock, or in cash. Dividends shall be payable, to the extent accrued, to the holders of record of the Series B Preferred Stock at the close of business on the last day of each calendar quarter (each such day a "Record Date") and if a record holder has converted any shares of Series B Preferred Stock, pursuant to
Section 5 hereof, prior to a Record Date; such dividend shall be payable to such holder of record of the Series B Preferred Stock on the date of conversion. All dividends shall be paid on the tenth day after the applicable Record Date. The number of shares of Common Stock to be issued as a dividend shall be equal to the amount of the dividend accrued divided by the average closing bid price of the Common Stock as reported by the Nasdaq SmallCap System (or other quotation system or national exchange on which the Common Stock is then listed or quoted (the "Applicable Quotation System or Exchange")) for the five (5) trading days preceding the last day of each calendar quarter for the applicable dividend period.

                  Section 4.  Liquidation Preference.

                           (a) In the event of any liquidation, dissolution or
winding up of the Company, either voluntary or involuntary, the holders of Series B Preferred Stock (the "Holders") shall be entitled to receive, prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the par value of the Series B Preferred Stock. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to Senior Securities (as defined herein), the assets and funds available to be distributed among the Holders of the Series B Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series B Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series B Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto. The term "Senior Securities" shall mean, for purposes of this
Section 4, any class or series of stock of the Company hereafter created ranking senior to the Series B Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Company.

                           (b) Upon the completion of the distribution required
by Section 4(a), if assets remain in this Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.



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                           (c) At each Holder's option, a sale, conveyance or
disposition of all or substantially all the assets of the Company to a private entity, the common stock of which is not publicly traded, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4; provided, however, that an event described in the prior clause that the Holder does not elect to treat as a liquidation and a consolidation, merger, acquisition or other business combination of the Company with or into any other company or companies shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4, but instead shall be treated pursuant to Section 5(d)(ii) hereof (a Holder who elects to have the transaction treated as a liquidation is herein referred to as a "Liquidating Holder").

                           (d) Prior to the closing of a transaction described
in Section 4(c) which would constitute a liquidation event, the Company shall either: (i) make all cash distributions it is required to make to the Liquidating Holders pursuant to the first sentence of Section 4(a); (ii) set aside sufficient funds from which the cash distributions required to be made to the Liquidating Holders can be made; or (iii) establish an escrow or other similar arrangement with a third party pursuant to which the proceeds payable to the Company from a sale of all or substantially all the assets of the Company will be used to make the liquidating payments to the Liquidating Holders immediately after the consummation of such sale. In the event that the Company has not fully complied with either of the foregoing alternatives, the Company shall either: (x) cause such closing to be postponed until such cash distributions have been made; or (y) cancel such transaction, in which event the rights of the Holders or other arrangements shall be the same as existing immediately prior to such proposed transaction.

                  Section 5. Conversion. The record Holders of the Series B Preferred Stock shall have conversion rights as follows:

                           (a) Right to Convert; Automatic Conversion. Each
record Holder of Series B Preferred Stock may convert whole shares of Series B Preferred Stock into Common Shares issuable upon conversion of the Series B Preferred Stock at any time as long as the Holder follows the procedures set forth herein. All shares of Series B Preferred Stock outstanding and not converted prior to the date which is three (3) years from the date of their issuance shall automatically convert on such date (the "Automatic Conversion Date") into shares of Common Stock.

                           (b) Rate of Conversion; Conversion Price. Each whole
share of Series B Preferred Stock shall convert into that number of shares of Common Stock which is equal to $100 divided by the Conversion Price (as defined herein), subject to adjustment as provided in Section 5(d) hereof. The number of Common Shares issuable upon the conversion of one share of Series B Preferred Stock is herein referred to as the "Conversion Rate". The conversion price (the "Conversion Price") of the Series B Preferred Shares will be equal to 80% of the average closing bid price for a share of Common Stock as reported on the Applicable Quotation System or Exchange for the five (5) trading days preceding


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the Date of Conversion (as defined herein); provided, however, that in no event shall the Conversion Price exceed $6.00 per share of Common Stock.

                           (c) Mechanics of Conversion. In order to convert
Series B Preferred Stock into full Common Shares, the Holder shall (i) fax, on or prior to 6:00 p.m., New York City time on the Date of Conversion, a copy of a fully executed Notice of Conversion to the Company at the office of the Company or to the Company's designated transfer agent (the "Transfer Agent") for the Series B Preferred Stock stating that the Holder elects to convert, which notice shall specify the date of conversion and the number of shares of Series B Preferred Stock to be converted, and (ii) surrender to a common courier for either overnight or two (2) day delivery to the office of the Company or the Transfer Agent, the original certificates representing the Series B Preferred Stock being converted (the "Series B Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the Common Shares issuable upon such conversion unless the Series B Preferred Stock Certificates are delivered to the Company or the Transfer Agent as provided above, or the Holder notifies the Company or the Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion or upon the written order of the Holder of the certificate so surrendered for conversion, the Company shall issue and deliver a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered.

                                    (i) Lost or Stolen Certificates. Upon
receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series B Preferred Stock Certificates representing shares of Series B Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Series B Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Series B Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Series B Preferred Stock Certificates if the Holder contemporaneously requests the Company to convert such Series B Preferred Stock into Common Shares.

                                    (ii) Delivery of Common Shares Upon
Conversion. The Company, no later than 6:00 p.m. (New York City time) on the third (3rd) business day after receipt by the Company or its Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Series B Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost, stolen or destroyed certificates, if required), shall issue and deliver to the Holder as shown on the stock records of the Company a certificate for the number of Common Shares to which the Holder shall be entitled as aforesaid.



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                                    (iii) No Fractional Shares. If any
conversion of the Series B Preferred Stock would create a fractional Common Share or a right to acquire a fractional Common Share, such fractional share shall be disregarded and the number of Common Shares issuable upon conversion, in the aggregate, shall be the next higher number of shares.


                                    (iv) Date of Conversion. The date on which
conversion occurs (the "Date of Conversion") shall be deemed to be (a) the date on which a notice of conversion (the "Notice of Conversion") is faxed to the Company or the Transfer Agent, as the case may be, provided an advance copy of such Notice of Conversion is faxed to the Company on or prior to 6:00 p.m, New York City time on the Date of Conversion, or (b) the Automatic Conversion Date. The original Series B Preferred Stock Certificates representing the shares of Series B Preferred Stock to be converted shall be surrendered by depositing such certificates with a common courier for either overnight or two (2) day delivery, as soon as possible following the Date of Conversion. The person or persons entitled to receive the Common Shares issuable and in whose name the certificate or certificates for Common Stock are to be issued upon such conversion shall be treated for all purposes as the record Holder or Holders of such Common Shares on the Date of Conversion.

                           (d) Adjustment to Conversion Rate.

                                    (i) Adjustment Due to Stock Split, Stock
Dividend, etc. If, prior to the conversion of all the Series B Preferred Stock, the number of outstanding Common Shares is increased by a stock split, stock dividend, or other similar event, the Conversion Rate shall be proportionately increased, or if the number of outstanding Common Shares is decreased by a combination or reclassification of shares, or other similar event, the Conversion Rate shall be proportionately decreased.

                                    (ii) Adjustment Due to Merger,
Consolidation, etc. If, prior to the conversion of all the Series B Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which Common Shares of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets that is not deemed to be a liquidation pursuant to Section 4(c), then the Holders of Series B Preferred Stock shall thereafter have the right to receive upon conversion of Series B Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the Common Shares, immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series B Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Rate and of the number of shares issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities


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thereafter deliverable upon the conversion thereof. The Company shall not effect any transaction described in this subsection 5(d)(ii) unless (a) it first gives fifteen (15) calendar days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holders shall be entitled to convert their Series B Preferred Stock into Common Shares to the extent permitted hereby) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation of the Company under this Certificate of Designation, including the obligation of this subsection 5(d)(ii).

                                    (iii) No Fractional Shares. If any
adjustment under this Section 5(d) would create a fractional Common Share or a right to acquire a fractional Common Share, such fractional share shall be disregarded and the number of Common Shares issuable upon conversion shall be the next higher number of shares.

                  Section 6. Voting Rights. The Holders of the Series B Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the General Corporation Law of the State of Delaware ("Delaware Law"), and no Holder of Series B Preferred Stock shall vote or otherwise participate in any proceeding in which actions shall be taken by the Company or the shareholders thereof or be entitled to notification as to any meeting of the shareholders.

                  Notwithstanding the above, the Company shall provide the Holders of the Series B Preferred Stock with notification of any meeting of the shareholders regarding any major corporate events affecting the Company. In the event of any taking by the Company of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any share of any class or any other securities or property (including by way of merger, consolidation or reorganization), or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all the assets of the Company, or any proposed liquidation, dissolution or winding up of the Company, the Company shall mail a notice to such Holders, at least five (5) days prior to the record date specified therein, of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

                  To the extent that under Delaware Law the vote of the Holders of the Series B Preferred Stock, voting separately as a class, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Series B Preferred Stock, represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series B Preferred Stock (except as otherwise may be required under Delaware Law) shall constitute the approval of such action by the class. To the extent that under Delaware Law the Holders of the Series B Preferred Stock are entitled to vote on a matter with holders of Common Shares, voting together as one (1) class, each share of Series B


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Preferred Stock shall be entitled to a number of votes equal to the number of
Common Shares into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Rate is calculated. Holders of the Series B Preferred Stock also shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Company's by-laws and applicable statutes.

                  Section 7. Status of Converted Stock. In the event any Series B Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Shares of no designated series, and shall not be issuable by the Company as Series B Preferred Stock.

                  Section 8. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one
(1) or more series of Series of Preferred Shares with dividend and/or liquidation preferences junior to or in parity with the dividend and liquidation preferences of the Series B Preferred Stock.



                                           Signed on December ___, 1997


                                              __________________________________
                                              Marc Duke, Chief Executive Officer

Attest:


___________________________________
Michael L. Winer, Secretary

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